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Exhibit 3.10

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 3870678

        The Registrar of Companies for England and Wales hereby certifies that ALNERY NO. 1926 LIMITED having by special resolution changed its name, is now incorporated under the name of VANTICO HOLDING LIMITED

        Given at Companies House, London, the 1st June 2000

For The Registrar Of Companies

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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME